Exhibit 99.1

IMMULABS CORPORATION

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

5. Purpose.

The primary function of the Compensation Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibilities with respect to compensation matters.

2. Functions.

The Committee shall:

a. Review any employment reports and other information provided by the Corporation.
b. Conducting or review any job audits,
c. Examine all new positions or reclassifications of existing positions and their compensation.
d. Survey all wage and salary administration policies both in the Corporation and in the marketplace with respect to similarly situated companies.
e. Provide input and recommendation as to all remuneration policies including stock option or other incentive remuneration.
f. Make recommendations with regard to any compensation plans including qualified and nonqualified stock option plans.

5. Communications.

Consistent with this function, the Committee should encourage continuous communication with the Board to encourage the ongoing improvement of, and foster adherence to the Corporation's compensation policies, procedures and practices at all levels.

4. Responsibilities – General.

The Committee's primary duties and responsibilities are to:

a. Serve as an independent and objective party to monitor the Corporation's compensation practices and those of competitive companies in the marketplace.

b. Review and appraise the incentive compensation systems in place, the plans addressing them, and their use in practice.

c. Analyze all employment positions and job descriptions in the Corporation (past, present or to be created) and proffer recommendations on said positions and their compensation; and,

d. Provide an open avenue of communication within the Corporation for discussion of all issues related to these compensation matters and the measures needed to ensure they are adequately addressed.

5. Proxy Statement.

The Committee shall duly prepare the report required of the Committee for inclusion in the Corporation's annual proxy statement.

6. Composition.

The Committee shall be comprised of two or more directors as determined by the Board, each of whom shall be independent directors. For purposes of this Charter, "independent directors" shall mean a person other than an officer or employee of the Corporation or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

a. (i) a director who is employed by the Corporation or any of its subsidiaries for the current year or any of the past three years;

(ii) a director who accepts any compensation from the Corporation or any of its affiliates in excess of $60,000 during the previous fiscal year other than compensation for Board service, benefits under a tax-qualified retirement plan or non-discretionary compensation;

(iii) a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Corporation or any of its affiliates as an executive officer (for purposes of this Charter, "immediate family" includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resides in such person's home);

(iv) a director who is a partner in, or controlling shareholder or executive officer of, any for-profit business organization to which the Corporation made, or from which the Corporation received, payments (other than those arising solely from investments in the Corporation's securities) in any year that exceed 5% of the Corporation's or the business organization's consolidated gross revenues for that year, or $200,000, whichever is greater, in any of the past three years; and

(v) a director who is employed as an executive of another entity where any of the Corporation's executives serve on that entity's compensation committee.

b. All members of the Committee shall be able to read and understand financial statements, including the Corporation's balance sheets and related statements of operations and cash flows, and at least one member of the Committee shall have past employment experience in accounting or finance, requisite professional certification in accounting or other comparable experience or background such that such member is financially sophisticated. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

c. The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and serve for a term of one year and until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

7. **Meetings.**

a. The Committee shall meet at least two times annually, or more frequently as circumstances dictate. Telephone conference call meetings are acceptable for this purpose. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss candidly any matters that the Committee or each of these groups believes should be discussed privately.

b. The Committee Chair, in conjunction with the Chief Financial Officer (or Treasurer) and Secretary, shall be responsible for ensuring that minutes of the Committee's meetings are prepared, maintained and circulated to the other members of the Board.

Adopted ____________________, 2000.

Approved by the Directors of the Company

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Benjamin Traub	Robert Seitz	Ellen Lathy
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Richard Monson	Warren Cass	